Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated April 17, 2023, with respect to the consolidated financial statements of Oragenics, Inc. (the “Company”) as of December 31, 2022 and for the year then ended (which report includes an explanatory paragraph regarding the existence of substantial doubt about the Company’s ability to continue as a going concern), included in the Annual Report on Form 10-K for the year ended December 31, 2023.

/s/ CBIZ CPAs P.C. 1

San Diego, California

December 16, 2024

1 In certain jurisdictions, CBIZ CPAs P.C. operates under its previous name, Mayer Hoffman McCann P.C.